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                                                                     EXHIBIT 4.3

                              AMENDMENT NO. 3 TO
                               PAIRING AGREEMENT


     THIS AMENDMENT is made as of January 5, 1998 to the Pairing Agreement dated as of February 17, 1983 and amended on February 18, 1988 and on July 1, 1997 (the "Pairing Agreement"), between PATRIOT AMERICAN HOSPITALITY, INC. (formerly California Jockey Club, which was formerly Bay Meadows Realty Enterprises, Inc.), a Delaware corporation ("Realty"), and PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY (formerly Bay Meadows Operating Company), a Delaware corporation ("Operating Company").

     WHEREAS, Patriot American Hospitality, Inc., a Virginia corporation ("Old Patriot"), and Wyndham Hotel Corporation, a Delaware corporation ("Wyndham"), entered into an Agreement and Plan of Merger, dated as of April 14, 1997, as ratified by Realty and Operating Company pursuant to Ratification Agreements dated July 24, 1997, (collectively, as the same may be amended from time to time, the "Merger Agreement"), which provides, upon the terms and subject to the conditions thereof, for the merger of Wyndham with and into Realty (as successor by merger to Old Patriot) with Realty as the surviving corporation (the "Merger"); and

     WHEREAS, CF Securities, L.P., a Texas limited partnership ("CF Securities"), and Old Patriot entered into a Stock Purchase Agreement dated as of April 14, 1997 (the "Stock Purchase Agreement"), which provides for CF Securities to sell all of the shares of common stock, par value $.01 per share, of Wyndham (the "Wyndham Common Stock") owned by CF Securities to Realty and Operating Company, and to receive in exchange therefor, in accordance with the terms of the Stock Purchase Agreement, a combination of (i) shares of Realty Common Stock and Operating Company Common Shares, which shares will be paired,
(ii) shares of Series A Convertible Preferred Stock, par value $.01 per share, of Realty, which shares (a) shall not be paired with shares of any class or series of stock of Operating Company and (b) shall be convertible into paired shares of Realty Common Stock and Operating Company Common Shares under certain circumstances, and (iii) cash; and

     WHEREAS, pursuant to and in compliance with Section 9 of the Pairing Agreement, Realty and Operating Company desire to amend the Pairing Agreement to provide for the issuance of shares of any class or series of capital stock, other than Realty Common Stock or Operating Company Shares, without effective provision for the simultaneous issuance or transfer of the same number of shares of the same class or series of capital stock of the other company and without effective provision for the pairing of such shares, as set forth in this Amendment.

     WHEREAS, to assist Realty in qualifying and maintaining its status as a real estate investment trust, the Amended and Restated Certificate of Incorporation of Realty and the Amended and Restated Certificate of Incorporation of Operating Company (collectively, the "New Charters") will provide that (i) no Person (other than a Look-Through Entity) (as such
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terms are defined in the New Charters) may Beneficially Own or Constructively
Own (as such terms are defined in the New Charters) shares of any class or series of common stock, par value $.01 per share, or preferred stock, par value $.01 per share (collectively, "Equity Stock"), of Realty or Operating Company in excess of 8.0% of the total outstanding shares of such class or series of Equity Stock of Realty or Operating Company (the "Ownership Limit") and no Look-Through Entity (as defined in the New Charters) shall Beneficially Own or Constructively Own shares of Equity Stock in excess of 9.8% of the total outstanding shares of such class or series of Equity Stock of Realty or Operating Company (the "Look-Through Ownership Limit"), unless the Ownership Limit or Look-Through Ownership Limit, as the case may be, is waived by the Board of Directors of the relevant corporation, and that (ii) any Transfer (as defined in the New Charters) that, if effective, would (a) result in any Person Beneficially Owning or Constructively Owning shares of Equity Stock in excess of the Ownership Limit or Look-Through Ownership Limit, as applicable, (b) result in the shares of capital stock of Realty being beneficially owned (within the meaning of Section 856(a)(5) of the Internal Revenue Code of 1986, as amended (the "Code")) by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code, (c) result in Realty being "closely held" within the meaning of Section 856(h) of the Code or (d) cause Realty to Constructively Own 10% or more of the ownership interest in a tenant of the real property of Realty or a subsidiary of Realty within the meaning of Section 856(d)(2)(B) of the Code (collectively, the "Transfer Restrictions"), shall be void ab initio, and the intended transferee shall acquire no right or interest in such shares of Equity Stock; and

     WHEREAS, the New Charters will each provide that any shares of any class or series of Equity Stock of Realty or Operating Company that are Transferred to a Person (other than a Look-Through Entity) in excess of the Ownership Limit or to a Look-Through Entity in excess of the Look-Through Ownership Limit or in violation of any of the Transfer Restrictions shall, subject to certain provisions of the New Charters, be automatically converted into an equal number of shares of excess stock, par value $.01 per share ("Excess Stock"), of Realty or Operating Company, as the case may be, and shall be simultaneously transferred to a trust (a "Trust") and registered in the name of a trustee (a "Trustee") and that such Trust and Trustee shall be designated by Realty and Operating Company in accordance with the Pairing Agreement.

     NOW THEREFORE, in consideration of the mutual agreements set forth herein and in the Pairing Agreement, the parties hereto agree as follows:

     1. Section 8 of the Pairing Agreement is hereby deleted in its entirety and is replaced with the following:

          "8.  Preferred Stock.

          (a) Subject to the terms of the Cooperation Agreement dated as of December 18, 1997, between Realty and Operating Company (the "Cooperation

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     Agreement"), shares of capital stock of any class or series other than
     Realty Common Stock, irrespective of whether such shares are convertible into paired shares of Realty Common Stock and Operating Company Common Shares, may be issued by Realty to any person without effective provision for the simultaneous issuance or transfer to the same person of the same number of shares of that same class or series of capital stock of Operating Company and without effective provision for the pairing of such shares of capital stock of Realty and Operating Company, as the Board of Directors of Realty shall in its sole discretion determine (any such shares of capital stock of any class or series issued by Realty pursuant to this Section 8(a) are referred to herein as "Unpaired Realty Shares").

          (b) Subject to the terms of the Cooperation Agreement, shares of capital stock of any class or series other than Operating Company Common Shares, irrespective of whether such shares are convertible into paired shares of Realty Common Stock and Operating Company Common Shares, may be issued by Operating Company to any person without effective provision for the simultaneous issuance or transfer to the same person of the same number of shares of that same class or series of capital stock of Realty and without effective provision for the pairing of such shares of capital stock of Operating Company and Realty, as the Board of Directors of Operating Company shall in its sole discretion determine (any such shares of capital stock of any class or series issued by Operating Company pursuant to this
     Section 8(b) together with Unpaired Realty Shares are referred to herein as "Unpaired Shares").

          (c) Unpaired Shares may be transferred on the books of Realty or Operating Company, as the case may be, without a simultaneous transfer to the same transferee of any shares of any other class or series of capital stock of Realty or Operating Company."

     2. Section 10 is hereby deleted in its entirety and is replaced with the following:

          "10. Exemption from the Ownership Limit. Operating Company agrees that it shall not exempt any Person (as defined in the New Charters) from the Ownership Limit or the Look-Through Ownership Limit (as defined in the New Charters) pursuant to Section C of Article IV of the New Charters without the prior written consent of Realty, which consent shall not be unreasonably withheld."

          3. This Amendment shall become effective as of the Effective Time of the Merger (as defined in the Merger Agreement).

          4. Subject to the Amendment set forth herein, the Pairing Agreement shall continue to be in full force and effect.

          5. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Pairing Agreement.

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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.



                                     PATRIOT AMERICAN HOSPITALITY, INC.,
                                     a Delaware Corporation


                                     By:  /s/ Rex E. Stewart
                                        --------------------------------
                                        Name:  Rex E. Stewart
                                        Title: Chief Financial Officer


                                     PATRIOT AMERICAN HOSPITALITY
                                     OPERATING COMPANY, a Delaware
                                     Corporation


                                     By: /s/ Rex E. Stewart
                                        ---------------------------------
                                        Name:  Rex E. Stewart
                                        Title: Chief Financial Officer


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